Exhibit 4.2

Redwood Trust, Inc.

SECOND AMENDMENT TO WARRANT AGREEMENT

Dated as of November 3, 2026

SECOND AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), dated as of November 3, 2026, between Redwood Trust, Inc., a Maryland corporation, as issuer (the “Company”), and the other signatory hereto (the “Holder”).

WHEREAS, the Company and the Holder have executed and delivered that certain Warrant Agreement, dated as of March 18, 2024, as amended by that certain First Amendment to Warrant Agreement, dated as of October 28, 2025 (as so amended, the “Warrant Agreement”);

WHEREAS, the Company and the Holder desire to amend certain terms of the Warrant Agreement as set forth below.

NOW, THEREFORE, each party to this Amendment hereby agrees as follows for the benefit of the other party.

Capitalized terms used in this Amendment without definition have the respective meanings given to them in the Warrant Agreement.

Section 1.            Amendments

(a)            Amendment of Definitions.

(i)            The following definitions in Section 1 of the Warrant Agreement are amended and restated in their entirety as follows:

“Amendment Effective Date” means November 3, 2026.

“Exercise Period Expiration Date” means March 18, 2032 (or, if such date is not a Business Day, the immediately following Business Day).

“Strike Price” means, as of the Amendment Effective Date, $4.90 per share; provided, however, that the Strike Price is subject to adjustment pursuant to Sections 5(g) and 5(h). Each reference in this Warrant Agreement or any Certificate to the Strike Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Strike Price immediately after the Close of Business on such date.

(ii)           The following definitions are added to Section 1 of the Warrant Agreement:

“Applicable Price” has the meaning set forth in Section 5(g)(i)(7)(C).

“Common Equity” of any corporation means the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such corporation.

“Effective Date” means, with respect to a Make-Whole Fundamental Change Event, the date on which such Make-Whole Fundamental Change Event occurs or becomes effective.

“Make-Whole Fundamental Change Event” will be deemed to have occurred if any of the following occurs:

(a)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing, or the Company otherwise becomes aware, that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than fifty percent (50%) of the voting power of the Company’s Common Equity;

(b)	the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, cash, securities or other property; (ii) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company and its Subsidiaries, taken as a whole, to any person other than one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (i) or (ii) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than fifty percent (50%) of all classes of the Company’s Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Make-Whole Fundamental Change Event pursuant to this clause (b);

(c)	the Company’s stockholders approve any plan or proposal for its liquidation or dissolution; or

(d)	the Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clauses (a) or (b) above will not constitute a Make-Whole Fundamental Change Event, however, if (x) at least ninety percent (90%) of the consideration received or to be received by holders of the Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock or common equity interests listed or quoted (or depositary receipts representing shares of common stock or common equity interests, which depositary receipts are listed or quoted) on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market or (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions; and (y) such transaction or transactions constitute a Common Stock Change Event whose Reference Property consists of such consideration.

For the purposes of the definition of Make-Whole Fundamental Change Event, any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso).

“Make-Whole Fundamental Change Shares” has the meaning set forth in Section 5(g)(i)(7)(A).

(b)            Automatic Exercise on Exercise Period Expiration Date or Effective Date of Cash Common Stock Change Event. Section 5(c) of the Warrant Agreement is amended and restated in its entirety as follows:

(c)            Subject to the provisions of this Section 5 and Section 7, each Warrant, if any, that is outstanding and not Exercised as of immediately before the Close of Business on (i) the Exercise Period Expiration Date will be deemed to be Exercised with an Exercise Date occurring on the Exercise Period Expiration Date (or, if such Exercise Period Expiration Date is not a Business Day, the immediately preceding Business Day); or (ii) the effective date of a Common Stock Change Event whose Reference Property consists entirely of cash, will be deemed to be Exercised with an Exercise Date occurring on such effective date (or, if such effective date is not a Business Day, the next Business Day); provided, however, that if such Common Stock Change Event referred to in clause (ii) is also a Make-Whole Fundamental Change Event as to which the Make-Whole Fundamental Change Shares is greater than zero, then such Warrant will instead be deemed to be Exercised with an Exercise Date occurring on the first Business Day of the related Make-Whole Fundamental Change Exercise Period. For the avoidance of doubt, (x) a Warrant as to which a Warrant Termination Event has occurred will, pursuant to Section 7, not be subject to exercise pursuant to this Section 5(c); and (y) each Exercise of any Warrant pursuant to clause (ii) of the preceding sentence will be settled in accordance with Section 5(j)(i)(B).

(c)            Amendment of Mandatory Exercise Condition. Section 5(d)(i)(1)(y) of the Warrant Agreement is amended by deleting the words “two hundred percent (200%)” and replacing them with the words “two hundred fifty percent (250%)”.

(d)            Amendment of Exercise Consideration. Section 5(f)(i) of the Warrant Agreement is amended and restated in its entirety as follows:

(i)            Exercise Consideration. Subject to Section 5(f)(ii), Section 5(j), Section 8(b) and the final paragraph of this Section 5(f)(i), the consideration due upon settlement of the Exercise of each Warrant will consist of a number of shares of Common Stock equal to the greater of (x) zero; and (y) an amount equal to:

where:

N	=	the number of Underlying Shares of such Warrant that are being so Exercised;

VP	=	the Valuation Price per share of Common Stock for such Exercise; and

SP	=	the Strike Price in effect immediately after the Close of Business on such Exercise Date.

In addition, if a Make-Whole Fundamental Change Event relating to such Warrant has occurred and the Exercise Date for the Exercise of such Warrant occurs during the related Make-Whole Fundamental Change Exercise Period, then the Exercise Consideration for such Exercise will include, in addition to the Exercise Consideration for such Exercise determined pursuant to the preceding paragraph of this Section 5(f)(i), an additional number of shares of Common Stock equal to the product of (x) the number of Underlying Shares of such Warrant that are being so Exercised; and (y) the number of Make-Whole Fundamental Change Shares for such Make-Whole Fundamental Change Event.

(e)            Amendment of Cash Dividend Adjustment. Section 5(g)(i)(4) of the Warrant Agreement is amended by deleting from “T” the words “an amount (subject to the proviso below, the “Dividend Threshold”) initially equal to $0.16 per share of Common Stock” and replacing them with the words “from and after the Amendment Effective Date, an amount (subject to the proviso below, the “Dividend Threshold”) initially equal to $0.00 per share of Common Stock”.

(f)            Make-Whole Fundamental Changes. Section 5(g)(i)(7) is added to the Warrant Agreement as follows:

(7)            Make-Whole Fundamental Change Events.

(A)          Subject to Section 5(g)(i)(7)(F), if the Effective Date of a Make-Whole Fundamental Change Event occurs prior to the Exercise Period Expiration Date and the Holder exercises all outstanding First Tranche Warrants held by the Holder (if the Second Tranche Warrants are not then exercisable) or all outstanding First Tranche Warrants and Second Tranche Warrants held by the Holder (if the Second Tranche Warrants are then exercisable) in connection with such Make-Whole Fundamental Change Event, then there will be added (pursuant to, and without duplication of, Section 5(j)(i)(B) or the final paragraph of Section 5(f)(i), as applicable) to the Exercise Consideration otherwise due upon such Exercise, an additional number of shares of Common Stock equal to the product of (x) the number of Underlying Shares of such Warrant that are being so Exercised; and (y) the number of shares of Common Stock (such number of shares referred to in this clause (y), the “Make-Whole Fundamental Change Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Effective Date and the Applicable Price (as defined below) of such Make-Whole Fundamental Change Event. An Exercise of the Warrants will be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change Event if the Exercise Date for such Exercise occurs during the period from, and including, the Effective Date of such Make-Whole Fundamental Change Event to, and including, the thirty fifth (35th) Trading Day immediately following such Effective Date (the “Make-Whole Fundamental Change Exercise Period”). If the Holder exercises all outstanding First Tranche Warrants (if the Second Tranche Warrants are not then exercisable) or all outstanding First Tranche Warrants and Second Tranche Warrants (if the Second Tranche Warrants are then exercisable) with an Exercise Date that is not during the Make-Whole Fundamental Change Exercise Period, then the Holder will not be entitled to any Make-Whole Fundamental Change Shares.

(B)          The Make-Whole Fundamental Change Shares applicable to any Make-Whole Fundamental Change Event will be such number set forth in the following table, which incremental number of Underlying Shares will be determined based upon the Effective Date and Applicable Price of such Make-Whole Fundamental Change Event:

	Applicable Price
Effective Date	$5.00	$5.25	$5.50	$5.75	$6.00	$8.00	$12.00	$17.00
Oct. 31, 2026	0.0150	0.0400	0.0532	0.0610	0.0688	0.0436	0.0222	0.0107
Oct. 31, 2027	0.0120	0.0325	0.0450	0.0499	0.0550	0.0349	0.0178	0.0107
Oct. 31, 2028	0.0090	0.0250	0.0327	0.0388	0.0413	0.0291	0.0134	0.0053
Oct. 31, 2029	0.0045	0.0125	0.0164	0.0200	0.0206	0.0146	0.0089	0.0053
Oct. 31, 2030	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

provided, however, that:

(1)            if the actual Applicable Price of such Make-Whole Fundamental Change Event is between two (2) Applicable Prices listed in the table above under the row (i.e., the column headers) titled “Applicable Price,” or if the actual Effective Date of such Make-Whole Fundamental Change Event is between two Effective Dates listed in the table above in the column immediately below the title “Effective Date,” then the number of Make-Whole Fundamental Change Shares for such Make-Whole Fundamental Change Event will be determined by straight-line interpolation (rounding fractions in the manner set forth in Section 5(g)(viii)) between the number of Make-Whole Fundamental Change Shares set forth for such higher and lower Applicable Prices or for such earlier and later Effective Dates, as applicable, based on a three-hundred and sixty-five (365) or, if the year in which the Effective Date occurs is a year consisting of more than three-hundred sixty-five (365) days, a three-hundred and sixty-six (366) day year, as applicable;

(2)            if the Applicable Price of such Make-Whole Fundamental Change Event is greater than $17.00 per share (subject to adjustment pursuant to Section 5(g)(i)(7)(B)(3) below), or if the Applicable Price of such Make-Whole Fundamental Change Event is less than $5.00 per share (subject to adjustment pursuant to Section 5(g)(i)(7)(B)(3) below), then the number of Make-Whole Fundamental Change Shares will be equal to zero (0);

(3)            if an event occurs that requires, pursuant to Section 5(g)(i)(1) through (5), an adjustment to the Strike Price, then, each Applicable Price set forth in the table above under the row (i.e., the column headers) titled “Applicable Price” will be deemed to be adjusted in the same manner as, and at the same time and for the same events for which, the Strike Price is adjusted pursuant to Section 5(g)(i)(1) through (5); and

(4)            each number of Make-Whole Fundamental Change Shares set forth in the table above will be adjusted in the same manner, for the same events and at the same time as the number of Underlying Shares are required to be adjusted pursuant to Section 5(g)(i)(6) or Section 5(h). Notwithstanding the foregoing, in no event will the number of Make-Whole Fundamental Change Shares exceed 0.0688 shares of Common Stock, as adjusted pursuant to this Section 5(g)(i)(7)(B)(4).

(C)          As used herein, “Applicable Price” will have the following meaning with respect to a Make-Whole Fundamental Change Event: (1) if such Make-Whole Fundamental Change Event is a transaction or series of transactions described in clause (b) of the definition of Make-Whole Fundamental Change Event and the consideration for the Common Stock in such Make-Whole Fundamental Change Event consists solely of cash, then the “Applicable Price” with respect to such Make-Whole Fundamental Change Event will be equal to the cash amount paid per share of Common Stock in such Make-Whole Fundamental Change Event; and (2) in all other circumstances, the “Applicable Price” with respect to such Make-Whole Fundamental Change Event will be equal to the average of the Last Reported Sale Prices per share of Common Stock for the five (5) consecutive Trading Days immediately preceding, but excluding, the Effective Date of such Make-Whole Fundamental Change Event, which average will be subject to potential adjustment pursuant to Section 6(a).

(D)          The Company will send to the Holder, in accordance with Section 9(a), written notice of the Effective Date of the Make-Whole Fundamental Change Event within ten (10) days after such Effective Date. Each such notice will, if applicable, also state that, in connection with such Make-Whole Fundamental Change Event, the Company will increase, in accordance herewith, the Underlying Shares.

(E)           Nothing in this Section 5(g)(i)(7) will prevent any other adjustment to the Underlying Shares and/or the Strike Price pursuant to Section 5(g)(i)(1) through (6) or Section 5(h) in respect of a Make-Whole Fundamental Change Event.

(F)           For any Effective Date on or after October 31, 2030, the number of Make-Whole Fundamental Change Shares will be zero (0).

(g)            Consideration due Upon Exercise of Warrant After a Common Stock Change Event. Section 5(j)(i)(A) of the Warrant Agreement is amended and restated in its entirety as follows:

(A)          from and after the effective time of such Common Stock Change Event, (I) the consideration due upon Exercise of any Warrant will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 5 or in Section 6, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 5(d), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definitions of “Make-Whole Fundamental Change Event,” the terms “Common Stock” and “Common Equity” will be deemed to mean the Common Equity (including depositary receipts representing common equity), if any, forming part of such Reference Property;

(h)            Cash Reference Property Unit. Section 5(j)(i)(B) of the Warrant Agreement is amended and restated in its entirety as follows:

(B)          if such Reference Property Unit consists entirely of cash, then the Company will settle each Exercise of any Warrant whose Exercise Date occurs on or after the date of the effective time of such Common Stock Change Event by paying, on or before the tenth (10th) Business Day immediately after such Exercise Date, cash in an amount equal to the sum of (i) the product of (I) the number of Underlying Shares of such Warrant that are being so Exercised; and (II) the excess, if any, of (x) the amount of cash included in such Reference Property Unit over (y) the Strike Price (it being understood, for the avoidance of doubt, that the amount set forth in this clause (II) will be zero if the amount set forth in clause (x) is not greater than the amount set forth in clause (y)); and (ii) the product of (I) the number of Underlying Shares of such Warrant that are being so Exercised; (II) the amount of cash included in such Reference Property Unit; and (II) the number of Make-Whole Fundamental Change Shares, if any, applicable to such Exercise pursuant to Section 5(g)(i)(7) (it being understood, for the avoidance of doubt that the amount set forth in this clause (ii) will be zero if such Exercise Date is not during a Make-Whole Fundamental Change Exercise Period or if such Exercise Date is during a Make-Whole Fundamental Change Exercise Period but the number of Make-Whole Fundamental Change Shares applicable to the related Make-Whole Fundamental Change Event is zero); and

(i)             Effect of Amendment; Effectiveness. Except as expressly amended hereby, the Warrant Agreement remains in full force and effect. From and after the date hereof, each reference in the Warrant Agreement to “this Warrant Agreement” will be deemed a reference to the Warrant Agreement as amended hereby. Each Certificate will be deemed amended to reflect this Amendment without the need to reissue such Certificate. This Amendment will become effective on the Amendment Effective Date.

Section 2.            Miscellaneous

(a)            Incorporation by Reference of Certain Provisions of the Warrant Agreement. The provisions of Sections 9(a) to 9(h), inclusive, of the Warrant Agreement will apply to this Amendment with the same force and effect as if such Sections were reproduced in this Amendment, mutatis mutandis.

(b)            Recitals. The Recitals set forth in this Amendment are set forth exclusively by the Company, and the Holder will not have any liability or responsibility with respect to such Recitals.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed as of the date first written above.

REDWOOD TRUST, INC.

By:	/s/ Brooke E. Carillo
Name:	Brooke E. Carillo
Title:	Executive Vice President and Chief Financial Officer

CPPIB CREDIT INVESTMENTS III INC.

By:	/s/ Alexandra Bradford
Name:	Alexandra Bradford
Title:	Authorized Signatory

By:	/s/ Winston Guo
Name:	Winston Guo
Title:	Authorized Signatory

[Signature Page to Second Amendment to Warrant Agreement]